Exhibit 99(a)(1)(I)

This announcement is not an offer to purchase or a solicitation of an offer to sell Ordinary Shares or ADSs (each as defined below). The Offer (as defined below) is made upon the terms and subject to the conditions set forth in the Offer to Purchase (as defined below), dated as of December 7, 2017, and the accompanying Ordinary Share Acceptance Form and ADS Letter of Transmittal, and is being made to all holders of Ordinary Shares and to all holders of ADSs.  The making of the Offer in jurisdictions other than the United States may be restricted or prohibited by law.  Purchaser (as defined below) is currently not aware of any jurisdiction where the making of the Offer is restricted or prohibited by law.  If Purchaser becomes aware of any such restriction or prohibition on the making of the Offer or the acceptance of the Ordinary Shares or ADSs, Purchaser will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the Offer.  If, after a good faith effort, Purchaser cannot comply, Purchaser will not make the Offer to holders of Ordinary Shares or ADSs in that jurisdiction.  In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All of the Outstanding Ordinary Shares

including

Ordinary Shares Represented by American Depositary Shares

of

Advanced Accelerator Applications S.A.

for

U.S. $41.00 Per Ordinary Share

and

U.S. $82.00 Per American Depositary Share

by

Novartis Groupe France S.A.

a direct and indirect wholly-owned subsidiary
of

Novartis AG

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 19, 2018 (WHICH IS THE  END OF THE  DAY ON JANUARY 19, 2018), UNLESS THE OFFER IS EXTENDED.

Novartis Groupe France S.A., a société anonyme organized under the laws of France (“Purchaser”), is a direct and indirect wholly-owned subsidiary of Novartis AG, a company organized under the laws of Switzerland (“Parent”).  Purchaser is offering to purchase all of the outstanding ordinary shares, nominal value €0.10 per share (each, an “Ordinary Share,” and collectively, the “Ordinary Shares”), including Ordinary Shares represented by American Depositary Shares (each of which represents two Ordinary Shares) (each, an “ADS,” and collectively, the “ADSs,” and together with the Ordinary Shares, the “Company Shares”), of Advanced Accelerator Applications S.A., a société anonyme organized under the laws of France (“AAA”), for U.S. $41.00 per Ordinary Share and U.S. $82.00 per ADS (each such amount, the “Offer Price”), in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The Tender Offer—Terms of the Offer—Consideration and Payment” of the Offer to Purchase (as defined below)), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of December 7, 2017 (together with any amendments or supplements thereto, the “Offer to Purchase”) and in the accompanying Ordinary Share Acceptance Form (together with any amendments or supplements thereto, the “Ordinary Share Acceptance Form”) or American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, the “ADS Letter of Transmittal,” and together with the Offer to Purchase, the Ordinary Share Acceptance Form and other related materials, as each may be amended or supplemented from time to time, the “Offer”).  No fraction of Ordinary Shares or ADSs will be purchased from any holder, and all payments to tendering holders of Ordinary Shares or ADSs pursuant to the Offer to Purchase will be rounded to the nearest whole cent. No interest will be paid on the Offer Price for Ordinary Shares or ADSs pursuant to the Offer.

The Offer will expire at 12:00 midnight, New York City time, on January 19, 2018 (which is the end of the day on January 19, 2018), unless extended (the latest time and date at which the Offer will expire is referred to as the “Expiration Date”).  Purchaser will accept for payment all of the Ordinary Shares and ADSs validly tendered, and not properly withdrawn, before 12:00 midnight, New York City time, on the Expiration Date.

After the Expiration Date, if all of the conditions to the Offer have been satisfied or, to the extent legally permitted, waived by the Expiration Date, Purchaser will provide for a subsequent offering period of at least three business days during which tenders of Ordinary Shares and ADSs will be accepted (the “Subsequent Offer Period”).  Holders of Ordinary Shares or ADSs tendering into the Subsequent Offer Period will receive the same price per Ordinary Share and ADS, respectively, as will be paid in the initial offer period pursuant to the Offer to Purchase.  Purchaser will not pay any interest on the Offer Price for Ordinary Shares or ADSs tendered during the initial offer period or the Subsequent Offer Period.

The Offer is being made pursuant to the Memorandum of Understanding, dated as of October 28, 2017, by and between Parent and AAA, as amended by the First Amendment to the Memorandum of Understanding, dated as of December 5, 2017 (as it may be further amended, restated or supplemented from time to time in accordance with its terms, the “MoU”).  The MoU is described in detail in the Offer to Purchase (see “The Tender Offer—MoU; Other Agreements—(a) MoU” of the Offer to Purchase).  Under the terms of the MoU, the Offer is subject to the satisfaction or waiver of various conditions, including (i) that immediately prior to the expiration of the Offer, the number of Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered pursuant to the Offer (and not properly withdrawn prior to the expiration of the Offer), together with the Ordinary Shares then beneficially owned by Parent or Purchaser (if any), represents at least 80% of (a) all of the Ordinary Shares (including Ordinary Shares represented by ADSs) then outstanding (including any Ordinary Shares held in escrow), plus (b) all of the Ordinary Shares issuable upon the exercise, conversion or exchange of any options, warrants, convertible notes, stock appreciation rights, or other rights to acquire Ordinary Shares then outstanding, regardless of whether or not then vested, plus (c) any Ordinary Shares issuable pursuant to an agreement with the former shareholders of BioSynthema Inc. (see “The Tender Offer—MoU; Other Agreements—Minimum Condition” of the Offer to Purchase), (ii)  the receipt of approvals from applicable regulatory authorities, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the non-existence of certain types of judgments, decisions, orders, or other authoritative measures that could impede the consummation of the Offer, and (iv) the absence of certain Material Adverse Effects (as defined in “The Tender Offer—MoU; Other Agreements—Material Adverse Effect” of the Offer to Purchase) with respect to AAA and its subsidiaries.  In determining whether the Minimum Condition has been met, the aggregate amount of Ordinary Shares underlying stock options and warrants that have been exercised pursuant to the cashless exercise facility established with Banque Transatlantique S.A. (the “Facility Administrator”), and for which instructions to tender such Ordinary Shares into the Subsequent Offer Period have been received by the Facility Administrator and have not been withdrawn prior to the Expiration Date, will be included in the calculation of the number of Ordinary Shares validly tendered pursuant to the Offer.  The Offer is subject to other important conditions set forth in the Offer to Purchase.  The Offer is not subject to a financing condition.

As of 11:59 p.m., New York City time, on December 4, 2017, the waiting period under the HSR Act applicable to the Offer expired. Accordingly, the condition to the Offer relating to the expiration or termination of the waiting period under the HSR Act has been satisfied.

Subject to the terms of the MoU and applicable law, the period during which the Offer remains open may be extended at any time and from time to time.  Pursuant to the MoU, unless the Offer is terminated in accordance with the MoU, the Offer will be extended for one or more successive periods of not more than ten business days each if, at the otherwise-scheduled Expiration Date, any of the conditions to the Offer (other than conditions that by their nature are to be satisfied immediately prior to acceptance for payment of any validly tendered Ordinary Shares and ADSs) are not satisfied or, to the extent legally permitted, waived by Parent in order to permit the satisfaction of such conditions; provided that any extension of the Offer does not extend past the earlier of (i) the termination of the MoU pursuant to its terms, or (ii) April 30, 2018 (the “Outside Date”).  However, if, as of any then-scheduled Expiration Date, all of the conditions to the Offer other than the conditions with respect to obtaining all regulatory approvals pursuant to the MoU have been satisfied (other than conditions that, by their nature, are to be satisfied at the time immediately prior to acceptance for payment of any validly tendered Ordinary Shares and ADSs), or waived by Parent or Purchaser to the extent legally permitted under the MoU, either Parent or AAA may extend the Outside Date until July 30, 2018 by written notice to the other party.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, such change or waiver will be promptly disseminated to all shareholders of AAA (including ADS holders) in a manner reasonably designed to inform them of such change or waiver and the Offer will be extended to the extent required by U.S. federal securities laws.  In the event of an extension, all of the Ordinary Shares or ADSs validly tendered into and not properly withdrawn from the Offer will remain subject to the Offer.  Under such extension, each holder will continue to have the right to withdraw Ordinary Shares or ADSs previously tendered.  All holders of the Ordinary Shares or ADSs that validly tender, and do not withdraw, their Company Shares into the Offer prior to the expiration of the Offer, will receive the same price per Ordinary Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the Offer.

The Board of Directors of AAA (the “AAA Board”) has unanimously (a) determined that the transactions contemplated by the MoU, including the Offer, are (i) consistent with and will further the business objectives and goals of AAA, (ii) advisable and (iii) in the best interests of AAA, its shareholders, other stakeholders and its employees, (b) approved and adopted the transactions contemplated by the MoU, including the Offer and (c) determined, in accordance with its duties under applicable law, to recommend that AAA’s shareholders support the Offer, accept the Offer and tender their Ordinary Shares (including Ordinary Shares represented by ADSs) into the Offer.  A more complete description of the reasons for the AAA Board’s approval of the transactions contemplated by the MoU, including the Offer, will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be prepared by AAA and filed with the SEC and mailed to all AAA shareholders.  All shareholders (including ADS holders) should carefully read the information set forth in the Schedule 14D-9 in its entirety, including the information to be set forth under the sub-heading “Background and Reasons for the Recommendation” of the Schedule 14D-9.  Such information will be available at the SEC’s website at www.sec.gov when filed by AAA.

Concurrently with the execution of the MoU, Parent has entered into tender and support agreements with each member of the AAA Board and certain members of AAA’s senior management, including Mr. Claudio Costamagna, Chairman of the AAA Board, and Mr. Stefano Buono, Chief Executive Officer of AAA, in each case in their capacity as shareholders of AAA, as well as an AAA shareholder affiliated with a member of the AAA Board (each, as amended by the First Amendment to the Tender and Support Agreements, dated as of December 6, 2017, by and between Parent and such shareholders) pursuant to which each such shareholder has agreed to tender all of his/her/its Company Shares pursuant to the Offer upon the terms and conditions of such agreement.

Parent and Purchaser are unable to implement a squeeze-out of minority shareholders following completion of the Offer under relevant Autorité des Marchés Financiers regulations, as such regulations apply only to companies with securities that are or have been listed on an EEA regulated market, or under French law, as such corporate action is not available.  Parent and Purchaser may consider, from time to time following consummation of the Offer, options available under applicable law to acquire any remaining Company Shares, including through privately negotiated transactions or otherwise.

If you are a holder of Ordinary Shares that are not represented by ADSs, and if you intend to tender all or any portion of such Ordinary Shares into the Offer, you should deliver a properly completed Ordinary Share Acceptance Form, and all other documents required by the Ordinary Share Acceptance Form, to Banque Transatlantique S.A. (the “Ordinary Shares Agent”), in accordance with the “AAA Shareholder or LTI Plan Participant Tender Participation Guide” provided by the Ordinary Shares Agent, to be received prior to 12:00 midnight, New York City time, on the Expiration Date.  If you hold Ordinary Shares through a broker or other securities intermediary, you must contact such securities intermediary and instruct it to deliver the Ordinary Shares you wish to tender on your behalf.  You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

If you are a registered holder of American Depositary Receipts (“ADRs”) evidencing ADSs and you intend to tender your ADRs into the Offer, you should timely send the ADRs, together with a properly completed and duly executed ADS Letter of Transmittal bearing your original signature and all other documents required by the ADS Letter of Transmittal, to The Bank of New York Mellon (the “ADS Tender Agent”) at the address set forth on the back cover of the Offer to Purchase.  Your ADRs, ADS Letter of Transmittal and all other required documents must be received by the ADS Tender Agent before 12:00 midnight, New York City time, on the Expiration Date.  In some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).

If you hold uncertificated ADSs registered in your name on the books of The Bank of New York Mellon, the ADS depositary, a properly completed and duly executed ADS Letter of Transmittal bearing your original signature, and all other documents required by the ADS Letter of Transmittal, must be received by the ADS Tender Agent before 12:00 midnight, New York City time, on the Expiration Date.  In some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

If you hold your ADSs through a broker or other securities intermediary, you must contact such securities intermediary and have the securities intermediary tender your ADSs on your behalf through the Depository Trust Company (“DTC”) before 12:00 midnight, New York City time, on the Expiration Date.  Further, before 12:00 midnight, New York City time, on the Expiration Date, the ADS Tender Agent must receive (i) a confirmation of such tender and (ii) an Agent’s Message (as defined in “The Tender Offer—Procedures for Tendering into the Offer—Tender of ADSs” of the Offer to Purchase).  DTC, participants in DTC, and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 12:00 midnight, New York City time, on the Expiration Date to receive instructions to tender ADSs.  You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.  In certain cases, ADS holders may tender in accordance with procedures for guaranteed delivery described in the Offer to Purchase (see “The Tender Offer—Procedures for Tendering into the Offer—Guaranteed Delivery Procedures” of the Offer to Purchase).

In any event, if you are a holder of ADSs and you intend to tender all or any portion of such ADSs into the Offer, or if you are a holder of Ordinary Shares and you intend to tender all or any portion of your Ordinary Shares into the Offer, in each case, you must follow the applicable procedures set forth in the Offer to Purchase.

Payment for Ordinary Shares tendered and accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for all of the Ordinary Shares validly tendered into and not withdrawn from the Offer with the Ordinary Shares Agent, who will transmit payment for your tendered Ordinary Shares to you. You will receive a wire payment from the Ordinary Shares Agent, in U.S. dollars, into your account with the Ordinary Shares Agent which you will have opened in connection with tendering your Ordinary Shares into the Offer, for an amount equal to the aggregate Ordinary Share Offer Price of your tendered Ordinary Shares that Purchaser has accepted for payment.

Payment for ADSs tendered and accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for all of the ADSs validly tendered into and not withdrawn from the Offer with the ADS Tender Agent or with the Ordinary Shares Agent in the case of certain registered holders of ADSs that are subject to withholding taxes in France, who will transmit payment for your tendered ADSs to you.  If you are a registered holder of the ADSs, you will receive a check or wire payment (at your option), in U.S. dollars, from the ADS Tender Agent for an amount equal to the aggregate ADS Offer Price of your tendered ADSs that Purchaser has accepted for payment.  If you are a registered holder of ADSs who is subject to withholding taxes in France, you will receive a wire payment from the Ordinary Shares Agent, in U.S. dollars, into your account with the Ordinary Shares Agent which you will have opened in connection with tendering your ADSs, for an amount equal to the aggregate ADS Offer Price of your tendered ADSs that Purchaser has accepted for payment.  If you hold ADSs through a broker or other securities intermediary, the ADS Tender Agent will credit DTC, for allocation by DTC to your broker or other securities intermediary, with an amount, in U.S. dollars, equal to the aggregate ADS Offer Price of your tendered ADSs that Purchaser has accepted for payment.

All payments will be subject to any withholding taxes that may be applicable.  Under no circumstances will interest be paid by Purchaser on the Offer Price pursuant to the Offer.

The Offer provides for withdrawal rights as required by U.S. federal securities laws.  Therefore, you will be able to withdraw any tendered Ordinary Shares or ADSs, in accordance with the procedures set forth in “The Tender Offer—Withdrawal Rights” of the Offer to Purchase, before 12:00 midnight, New York City time, on the Expiration Date.  Unless Purchaser has accepted your Ordinary Shares or ADSs for payment as provided in the Offer, you may also withdraw your tendered Ordinary Shares or ADSs at any time after February 5, 2018.  If you have tendered Ordinary Shares or ADSs, you must properly complete and duly execute a notice of withdrawal for such Ordinary Shares or ADSs, and such notice must be received by the Ordinary Shares Agent or the ADS Tender Agent, as applicable, before 12:00 midnight, New York City time, on the Expiration Date.  If you hold your Ordinary Shares or ADSs through a broker or other securities intermediary, and if your securities intermediary has established a cut-off time and date for receipt of instructions to withdraw that is earlier than 12:00 midnight, New York City time, on the Expiration Date, you must contact your securities intermediary prior to its earlier cut-off time and date to request it to make the withdrawal in accordance with the applicable procedures.  Under the U.S. federal securities laws, no withdrawal rights will apply to Ordinary Shares or ADSs tendered during a Subsequent Offer Period and no withdrawal rights will apply during the Subsequent Offer Period with respect to Ordinary Shares and ADSs tendered into the Offer during the initial offer period that have been accepted for payment.

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Ordinary Shares or ADSs, including questions as to the proper completion or execution of any Ordinary Share Acceptance Form, ADS Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any Ordinary Shares or ADSs, will be determined by Purchaser, in its sole discretion.  Purchaser reserves the absolute right to waive any defect or irregularity in any tender of Ordinary Shares or ADSs by any holder, whether or not similar defects or irregularities are waived in the case of other holders of Ordinary Shares or ADSs.  No tender of Ordinary Shares or ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to Purchaser’s satisfaction.  Purchaser also reserves the absolute right to reject any or all tenders of Ordinary Shares and ADSs determined by Purchaser not to be in proper form or for which acceptance for payment or payment may be unlawful.

The receipt of cash for Company Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes.  In general, a U.S. holder (as defined in “The Tender Offer—Tax Considerations—Material U.S. Federal Income Tax Consequences” of the Offer to Purchase) that sells Ordinary Shares or ADSs pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such holder’s tax basis in the Ordinary Shares or ADSs sold.  Subject to the passive foreign investment company rules, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for such Company Shares is more than one year at the time of consummation of the Offer (see “The Tender Offer—Material U.S. Federal Income Tax Consequences of the Offer to Purchase).  Long-term capital gains recognized by a non-corporate U.S. holder (including an individual) generally will be eligible for preferential U.S. federal income tax rates.  Certain limitations apply to the deductibility of a U.S. holder’s capital losses.  The tax consequences to you will depend on your individual situation.

Payments made pursuant to the Offer may be subject to backup U.S. federal income tax withholding (currently at a rate of 28%), unless certain information is provided or an exemption applies.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the U.S. Internal Revenue Service in a timely manner.

The receipt of cash for Company Shares pursuant to the Offer will be a taxable transaction for French tax purposes.  In general, a French holder (as defined in “The Tender Offer—Tax Considerations—Material French Tax Considerations” of the Offer to Purchase) that sells Ordinary Shares or ADSs pursuant to the Offer will recognize a gain or loss for French tax purposes that will be subject to a different tax regime depending on whether the French holder is an individual subject to personal income tax or a company subject to corporate income tax.  In general, a non-French holder (as defined in “The Tender Offer—Tax Considerations—Non-French Holders” of the Offer to Purchase) that sells Ordinary Shares or ADRs pursuant to the Offer will not be subject to French income tax in respect of such sale of Ordinary Shares or ADRs, subject to certain exceptions.  For a more complete description of the French income tax consequences of the Offer, see “The Tender Offer—Tax Considerations—Material French Tax Considerations” of the Offer to Purchase.

The foregoing tax-related information is only a summary of the applicable tax rules, and is given as a general guideline.  Holders are urged to consult their tax advisors with respect to the specific tax consequences to them of participating in the Offer in light of their particular circumstances, including U.S. federal, state and local and non-U.S. tax consequences.

The information required to be disclosed by paragraph d(1) of Rule 14d-6 of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and the Ordinary Share Acceptance Form and the ADS Letter of Transmittal accompanying the Offer to Purchase and is incorporated herein by reference.  AAA has provided Purchaser with its list of shareholders and with security position listings for the purpose of dissemination of the Offer to holders of Ordinary Shares and holders of ADSs.  The Offer to Purchase, the Ordinary Share Acceptance Form and the ADS Letter of Transmittal will be mailed to record holders of Ordinary Shares and ADSs and will be furnished to brokers and other securities intermediaries whose names, or the names of whose securities intermediaries, are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of securities.

The Offer to Purchase, the Ordinary Share Acceptance Form, the ADS Letter of Transmittal and the Schedule 14D-9 contain important information.  Holders of Ordinary Shares and/or ADSs should carefully read them in their entirety before any decision is made with respect to the Offer.

The Offer has not been approved or disapproved by the SEC, or any securities commission of any state of the United States, or the securities regulatory authorities of any other jurisdiction, nor has the SEC, or any state securities commission, or the securities regulatory authorities of any other jurisdiction, expressed a view with respect to the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in the Offer to Purchase.  Any representation to the contrary is unlawful.

Any questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below.  Additional copies of the Offer to Purchase, the Ordinary Share Acceptance Form, the ADS Letter of Transmittal and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and such copies will be furnished promptly at Purchaser’s expense.  Holders of Ordinary Shares and ADSs may also contact their broker, bank or other securities intermediary for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Holders may call toll-free:

1 (888) 750-5834 (from the U.S. and Canada)

From outside the U.S. and Canada,

please call Lake Isle M&A Incorporated

(a wholly-owned subsidiary of Innisfree M&A Incorporated):

+44-20-7710-9960

Banks and Brokers may call collect:

(212) 750-5833

Email (for material requests only):

info@innisfreema.com

December 7, 2017

New York Times—7.65” x 21”

1038      FGI Design       Howard Balley

MayaType LLC    (203) 659-0088

FGI Design     (212) 686-1968

File: 1038-Novartis

12/06/2017                           Proof      5 4 3